ROBERT B. LEE
                                  P.O. BOX 236
                           JUNCTION CITY, OREGON 97448



                                 August 21, 2006



Dear Board of Directors:

I resign from the Board of Directors of National R.V. Holdings, Inc. effective immediately.

As you know, I have agonized over this decision for some time. I have been largely unsuccessful in persuading the Board to take any action to deal with the ongoing crisis of this company. I believe it is irresponsible to continue to retain a CEO who has lost some $80 million in a short period of time with additional losses a virtual certainty in the near future. I believe the Board's lack of action could create personal liability of directors to shareholders for the loss of this company. I no longer wish to have my name or my financial well-being in the hands of this Board.

As a shareholder, I certainly hope the Board can act promptly and effectively to resolve the crisis that I believe threatens the very future of this company.


Yours truly,

/s/ Robert B. Lee

Robert B. Lee